Exhibit 5.1

August 2, 2012

magicjack VocalTec Ltd.
12 Benny Gaon Street, Building 2B
Poleg Industrial Area, Netanya
Israel 42504

Ladies and Gentlemen:

We have acted as counsel to magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Prospectus Supplement (the “Prospectus Supplement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended, which supplements the prospectus, dated April 26, 2012, which are a part of the Registration Statement on Form S-3 (No. 333-180601). The Prospectus Supplement relates to the proposed issuance by the Company of 62,653 ordinary shares, no par value, of the Company (the “Shares”) in connection with a commercial transaction (the “Transaction”).

In rendering the opinions expressed below, we have examined the following:

I.	Each of the agreements between YMax Communications Corporation (“YMax”) and the counterparties in connection with the Transaction, dated July 24, 2012 (the “Agreements”);

II.	The Amended and Restated Articles of Association of the Company;

III.	The resolutions of the Board of Directors of the Company dated July 24, 2012; and

IV.	Such other corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

In connection herewith, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the legal capacity of natural persons and the conformity to original documents of all copies submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates and statements of appropriate representatives of the Company and representations made in or pursuant to the Agreements.

In rendering the opinions expressed below, we have assumed that, other than with respect to the Company, the Agreements has been duly authorized by, have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, all of the parties to such Agreements, that all of the signatories to the Agreements have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Agreements.

We are members of the Bar of the State of Israel and our opinions herein reflect only the application of applicable Israeli law. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Based upon and subject to all the foregoing, we are of the opinion that the Shares have been duly authorized and, when paid for and issued in accordance with the terms of the Agreements shall be validly issued, fully paid and non assessable.

It is our understanding that this opinion is to be used only in connection with the issuance of the Shares, and only while the Prospectus Supplement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Company in connection with the Prospectus Supplement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours, /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.